Exhibit 10.12

MACON BANK, INC.

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 23rd day of June, 2003, by and between MACON BANK, INC., a state-chartered savings bank located in Franklin, North Carolina (the “Company”), and Roger D. Plemens (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company, as the terms are defined in Section 424(e) and (f), respectively, of the Code.

1.2 “Change of Control” means (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Company; (ii) the execution of an agreement for a merger, consolidation, or other transaction of the Company whereby the Company is not the surviving entity; (iii) a change of control of the Company, as defined or determined either by the Company’s primary banking regulator or under regulations promulgated by it; (iv) the acquisition, directly or indirectly, of the beneficial ownership within the meaning of that term as it is used in Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder, of twenty-five percent (25%) or more of the outstanding voting proxies or securities of the Company by any person, trust, entity, or group; or (v) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the

Board of Directors of the Company or its mutual holding company (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. This limitation shall not apply to a transaction in which either the Company merely converts to stock form or up to thirty percent (30%) of any class of securities of the Company are purchased by a tax-qualified employee stock benefit plan of the Company or an Affiliate. The term “person” refers to an individual or a corporation, partnership, trust, bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.5 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Involuntary Early Termination, Disability, Termination for Cause or following a Change of Control.

1.6 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.7 “Effective Date” means January 1, 2003.

1.8 “Involuntary Early Termination” means:

(a)	termination of the Executive’s employment by the Company, other than Termination for Cause, or

(b)	termination of the Executive’s employment by the Executive which is due to (i) the Executive’s duties are materially reduced, (ii) the Executive’s base salary is reduced, (iii) the Executive’s employment is relocated more than 50 miles from the main office of the Company, or (iv) the Executive’s participation in any employee benefit plan is materially reduced or adversely affected unless the benefit reductions are part of a company-wide reduction, and the Executive does not consent to such changes in items i, ii, iii and iv.

1.9 “Normal Retirement Age” means the Executive attaining age 65.

1.10 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.11 “Plan Year” means a twelve-month period commencing on January lst and ending on December 31st of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.12 “Termination for Cause” shall be defined as set forth in Article 5.

1.13 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $                 (                 Dollars). Commencing at the end of the first Plan Year, and each Plan Year thereafter, the annual benefit shall be increased three percent (3.0%) from the previous Plan Year to a projected annual benefit of $                     (                 Dollars) at Normal Retirement Age. Any additional increase in the annual benefit shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of eighteen (18) years.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the annual Early Retirement Installment set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in the attained benefit level described in Section 2.1.1 for the Plan Year ending immediately prior to the Early Termination Date, twenty percent (20%) in the first Plan Year and an additional twenty percent (20%) for each Plan Year thereafter until the Executive becomes one hundred percent (100%) vested in such attained benefit level. Any increase in the annual benefit beyond that provided under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of eighteen (18) years.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, other than following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the annual Disability Installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance for the Plan Year ending immediately prior to Termination of Employment. Any increase in the annual benefit beyond that provided under Section 2.1.1 would require the recalculation of this Disability benefit on Schedule A. This benefit is determined by calculating a 216-month fixed annuity from said Accrual Balance, crediting interest on the unpaid balance at an annual rate of seven percent (7.0%), compounded monthly.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of eighteen (18) years.

2.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the annual Change of Control Installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100% of the attained benefit level described in Section 2.1.1 calculated as if the Executive remained employed by the Company until the Normal Retirement Age. Any increase in the annual benefit beyond that provided under Section 2.1.1 would require the recalculation of this Change of Control benefit on Schedule A.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of eighteen (18) years.

2.5 Involuntary Early Termination Benefit. Upon Involuntary Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the annual Early Involuntary Termination Installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100% of the attained benefit level described in Section 2.1.1 for the Plan Year ending immediately prior to Termination of Employment. Any increase in the annual benefit beyond that provided under Section 2.1.1 would require the recalculation of this Involuntary Early Termination benefit on Schedule A.

2.5.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of eighteen (18) years.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1, calculated as if the Executive had remained employed by the Company until Normal Retirement Age.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of eighteen (18) years.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violations of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist orders.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, within twelve (12) months following Termination of Employment and without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius of any office location of the Company or its Affiliates at the date of the Executive’s Termination of Employment) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This section shall not apply following a Change of Control.

Article 6

Claims and Review Procedure

6.1 Claims Procedure. Any individual (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation—Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation—Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions—Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto or their respective successors, and may not be otherwise terminated except as provided herein.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement.

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

MACON BANK, INC.

By

[Name of Executive]	Title

BENEFICIARY DESIGNATION

MACON BANK, INC.

SALARY CONTINUATION AGREEMENT

[Name of Executive]

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Relationship and Social Security Number:

Contingent (if the Primary is deceased):

        Relationship and Social Security Number:

Note:

•	Include instructions regarding how you want benefits divided if you are naming more than one Primary or Contingent beneficiary and their share is not equal.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement and the tax identification number.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature
[Name of Executive]

Date

Received by the Company this              day of                         , 2003.

By

Title

CLARK CONSULTING	Macon Bank, Inc Salary Continuation Plan - Schedule A	Plan Year Reporting

Roger Plemens

DOB: 8/14/1955 Plan Anniv Date: 1/1/2004 Retirement Age: 65 Payments: Monthly Installments				Early Involuntary Termination		Early Retirement		Disability		Change of Control
				Installment Payable Immediately		Installment Payable at 65		Installment Payable at 65		Installment Payable at 65
Period		Benefit Level [2]	Accrual Balance	Vesting	Based On Benefit	Vesting	Based On Benefit	Vesting	Based On Accrual	Vesting	Based On Benefit
Ending	Age	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
Dec 2003[1]	48	67,097	20,382	100%	67,097	20%	13,419	100%	6,384	100%	110,901
Dec 2004	49	69,110	42,914	100%	69,110	40%	27,644	100%	12,534	100%	110,901
Dec 2005	50	71,183	67,846	100%	71,183	60%	42,710	100%	18,480	100%	110,901
Dec 2006	51	73,319	95,465	100%	73,319	80%	58,655	100%	24,250	100%	110,901
Dec 2007	52	75,518	126,099	100%	75,518	100%	75,518	100%	29,873	100%	110,901

Dec 2008	53	77,784	160,125	100%	77,784	100%	77,784	100%	35,376	100%	110,901
Dec 2009	54	80,117	197,982	100%	80,117	100%	80,117	100%	40,791	100%	110,901
Dec 2010	55	82,521	240,181	100%	82,521	100%	82,521	100%	46,149	100%	110,901
Dec 2011	56	84,996	287,329	100%	84,996	100%	84,996	100%	51,486	100%	110,901
Dec 2012	57	87,546	340,152	100%	87,546	100%	87,546	100%	56,843	100%	110,901

Dec 2013	58	90,173	399,536	100%	90,173	100%	90,173	100%	62,265	100%	110,901
Dec 2014	59	92,878	466,585	100%	92,878	100%	92,878	100%	67,812	100%	110,901
Dec 2015	60	95,664	542,723	100%	95,664	100%	95,664	100%	73,560	100%	110,901
Dec 2016	61	98,534	629,872	100%	98,534	100%	98,534	100%	79,617	100%	110,901
Dec 2017	62	101,490	730,808	100%	101,490	100%	101,490	100%	86,147	100%	110,901

Dec 2018	63	104,535	850,035	100%	104,535	100%	104,535	100%	93,447	100%	110,901
Dec 2019	64	107,671	996,660	100%	107,671	100%	107,671	100%	102,179	100%	110,901
Aug 2020	65	110,901	1,133,260	100%	110,901	100%	110,901	100%	110,901	100%	110,901

August 14, 2020 Retirement; September 30, 2020 First Payment Date

[1]	The first line reflects 12 months of data, January 2003 to December 2003.
[2]	The benefit amount is based on a $67,097 beginning benefit, inflating at 3.00% each year to $110,901 at retirement.

Copyright © 2003 Clark Consulting. Salary Continuation Plan for Macon Bank, Inc - Franklin, NC 370011 12039 104018 v5.26.04 05/23/2003:13 SCP-E,F C	Securities offered through Clark/Bardes Financial Services, Inc., member NASD & SIPC, Los Angeles, CA 90071, (213) 486-6300.